Registration No. 333-217200

Filed Pursuant to Rule 433

Dated January 23, 2020

What Is MicroSectors? MicroSectors™ provides concentrated exposure to investable market segments that heavily influence many investor portfolios. Developed as high-impact trading and hedging instruments, MicroSectors ETNs are designed to give investors specified exposure to popular niches of the market. MicroSectors is a REX Shares product. For more information, visit www.microsectors.com. Overview Each MicroSectors Exchange Traded Note (each, an “ETN”) is linked to the performance of the index specified in the table below. Each ETN offers investors exposure to the return of the applicable index, before taking into account fees. For the leveraged ETNs, each one has a specified leverage factor that is reset daily. This document relates to separate ETN offerings. Each issue of the ETNs is linked to one, and only one, ETN. Each leveraged, inverse and leveraged inverse ETN seeks a return on the underlying index for a single day. Leveraged, inverse and leveraged inverse ETNs are not “buy and hold” investments, and should not be expected to provide its respective return of the underlying index’s cumulative return for periods greater than a single trading day. Bank of Montreal has filed a registration statement (including a prospectus) with the SEC for the offerings to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, Bank of Montreal will arrange to send to you the prospectus (as supplemented by any applicable supplements) if you request it by calling its agent toll-free at 1-877-369-5412. Index Details Index Ticker NYFANGT Launch Date September 26, 2017 Index Eval. Frequency Quarterly Weighting Equal # of Constituents 10 Index Ticker SOLUSBBT Launch Date February 25, 2019 Index Eval. Frequency Monthly Weighting Equal # of Constituents 10 Index Ticker SOLUSBOT Launch Date March 12, 2019 Index Eval. Frequency Monthly Weighting Equal # of Constituents 10 Index Ticker MSMJ Launch Date November 11, 2019 Index Eval. Frequency Monthly Weighting Modified Market Cap # of Constituents (as of January 22, 2020) 23 Index Ticker DWAMLP Launch Date May 1, 2015 Index Eval. Frequency Monthly Weighting Equal # of Constituents 15 The DWA MLP Select™ Index includes 15 MLPs based on Dorsey Wright’s proprietary Relative Strength ranking methodology. The index is evaluated on a monthly basis and, if the index experiences a change, the 15 MLPs will be equally weighted. Relative Strength attempts to minimize exposure to underperforming positions, while maximizing exposure to securities that have already demonstrated the ability to outperform a broad market benchmark or the other securities in the investment universe. More information about the index can be found here https://indexes.nasdaqomx.com/Index/Overview/DWAMLP. The Indxx MicroSectors™ North American Cannabis Index (the “Index”) includes North American stocks designed to track the performance of companies that provide products or services related to the medical or industrial use of cannabis or cannabis related products. The Index’s underlying composition is market cap weighted, liquidity adjusted, and has a single security cap of 9.9% to prevent over concentration in a handful of stocks. More information about the Index can be found here https://www.indxx.com/Welcome/new_indices/362. The NYSE FANG+™ Index includes 10 highly liquid stocks that represent a segment of the technology and consumer discretionary sectors consisting of growth stocks of technology and tech-enabled companies. More information about the index can be found here https://www.theice.com/fangplus. The Solactive MicroSectors™ U.S. Big Banks Index includes the 10 U.S. stocks in the banking sector with the largest free-float market capitalization. More information about the index can be found here https://www.solactive.com/indices/?se=1&index=DE000SLA7WC8. The Solactive MicroSectors™ U.S. Big Oil Index includes the 10 U.S. stocks in the energy sector with the largest free-float market capitalization. More information about the index can be found here https://www.solactive.com/indices/?se=1&index=DE000SLA7WX4. NYSE FANG+™ Index Solactive MicroSectors™ U.S. Big Banks Index Solactive MicroSectors™ U.S. Big Oil Index Indxx MicroSectors™ North American Cannabis Index DWA MLP Select™ Index